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                                                                   EXHIBIT 10.41

                        HUNTER WISE FINANCIAL GROUP - LLC



September 26, 2000

Joseph M. Cummins, CEO
Amarillo Biosciences, Inc.
800 West Ninth Ave.
Amarillo, Texas 79101-3206

Re:     Engagement Agreement

Dear Dr. Cummins:

This Engagement Agreement ("Agreement") defines the scope of services to be provided by Hunter Wise Financial Group, LLC ("Hunter Wise") to Amarillo Biosciences, Inc. its successors and/or affiliates (the "Company") as well as the compensation to be paid by the Company to Hunter Wise in exchange.

1.0     ENGAGEMENT.

1.1 ADVISORY SERVICES. Hunter Wise will provide advisory services to the Company in the areas of corporate development corporate finance and capital placement transactions. Hunter Wise will assign a managing director to lead its activities and act as primary interface with the company. Hunter Wise will also introduce other firms, products and services to the Company as indicated during the normal course of business and act as coordinator for all activities within its purview. It is also understood that Hunter Wise is acting as an advisor only, and shall have no authority to enter into any commitments on the Company's behalf, or to negotiate the terms of any transaction, or to hold any funds or securities in connection with any transaction or to perform any other acts on behalf of the Company without the Company's express written consent.

1.2 TRANSACTIONS. During the course of the engagement period, it is anticipated that the Company will choose to execute one or more corporate development and/or corporate finance transactions. Hunter Wise will assist the Company in executing these transactions on a best efforts basis, on terms satisfactory and acceptable to the Company.

2.0     ENGAGEMENT TERMS.

2.1 PERIOD. The period of Hunter Wise's engagement (the "Engagement Period") will expire upon the earlier to occur of (i) 12 months from the date we receive an executed copy of the Agreement from the Company or (ii) the mutual written agreement of the Company and Hunter Wise. The Engagement Period may be extended for additional 6-month periods under the same terms and conditions as described herein upon mutual consent of the Company and Hunter Wise.


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Notwithstanding the foregoing, Hunter Wise may at its sole option, terminate its obligation hereunder without liability if, in the reasonable opinion of Hunter Wise, a change has occurred in the Company's financial condition, results of operations, properties, business prospects, or the composition of the Company's management which, in Hunter Wise's sole determination has adversely affected the Company's business.

2.2 EXCLUSIVITY. The company engages Hunter Wise on an exclusive basis. The company shall not be permitted to engage any other firm or person as an investment banker or other financial intermediary for the duration of this engagement except Transition Partners representing Atrix. Notwithstanding any other provisions of this Agreement if at any time during the 12 month period following the end of the Engagement Period the Company completes a securities transaction with an investor or potential investor introduced by Hunter Wise (or an affiliate of any such entity), upon the closing of any such transaction Hunter Wise will be paid the Compensation which would be due under section 3.0 hereof.

3.0     COMPENSATION.

Throughout the course of what Hunter Wise anticipates will be a long-term relationship with the Company, Hunter Wise may perform a variety of services. No compensation shall be due for funds received from Atrix Inc. or from existing shareholders of the Company and/or their direct affiliates, including but not limited to conversions by existing shareholders of debt to equity. In exchange for these services Hunter Wise shall receive compensation as follows:

3.1 TRANSACTIONS. Any sale, merger, acquisition, joint venture, strategic alliance, technology partnership, licensing agreement strategic purchasing, agreement, taking private, or other similar agreements shall accrue compensation to Hunter Wise under a standard "Lehman Formula" percentage fee of the Aggregate Consideration calculated as follows:

        5.0% for Aggregate Consideration of less than $5,000,000, plus
        4.0% for Aggregate Consideration between $5,000,000 - $10,000,000, plus 3.0% for Aggregate Consideration between $10,000,001 - $15,000,000, plus 2.0% for Aggregate Consideration above $15,000,000

A minimum of $100,000 fee will be due for any transacdon falling under the description defined above. "Aggregate Consideration" is defined as the greater of the total amount actually payable or the value assigned to such a transaction, whether due at Closing or deferred by the Company or any affiliate of the Company, and shall include all cash or cash equivalents, the principal amount of any notes, all classes of securities issued, the aggregate amounts payable pursuant to any consulting agreements, employment agreements, agreements not to complete and similar agreements, and the aggregate amount of value of any bank or term loans or other debts assumed or refinanced as part of the transaction.

3.2 CORPORATE FINANCE. All securities transactions for the benefit of the Company will accrue compensation to Hunter Wise according to the corresponding categories below:


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3.2.1   SECURED DEBT FINANCING. For any traditional financing (which includes senior debt financing, revolving lines of credit, equipment lease financing, purchase order financing, accounts receivable, or any other type of secured debt financing), with the exception of any extension, expansion or revision of the Company's existing credit facilities, Hunter Wise shall receive upon Closing: a success fee, payable in cash, equal to one and one-half percent (1.5%) of the gross proceeds received by the Company at each such Closing, and no warrants.

3.2.2 SUBORDINATED DEBT FINANCING. For any debt investment placed for the Company (including mezzanine funding, notes, term loans, promissory notes, debentures, etc.), with the exception of any extension, expansion or revision of the Company's existing credit facilities, Hunter Wise shall receive upon
Closing: (i) a success fee, payable in cash, equal to three and on half percent (3.5%) of the gross proceeds received by the Company at each such Closing; plus
(ii) warrants in the entity financed, with a cashless exercise provision, equal to three and one-half percent (3.5%) of the gross proceeds received by the Company at each such Closing; exercisable at a strike price equal to one hundred percent (100%) of the fair market value price of the common stock for the Company as of the date the Company receives the funds, in whole or in part, at any time within 7 years from issuance.

3.2.3 EQUITY INVESTMENT. For any equity investment into the Company by a financing source contact of Hunter Wise for which the Company receives funds (including any common stock, preferred stock, convertible preferred stock, convertible debentures, subordinated debt with warrants or any other securities convertible into common stock), Hunter Wise shall receive upon Closing: (i) a success fee, payable in cash, equal to seven percent (7%) of the gross amount to be disbursed to the Company each said Closing plus (ii) warrants in the entity financed, with a cashless exercise provision, equal to six percent (6%) of the gross amount to be disbursed to the Company at each such Closing; exercisable at a strike price equal to 100% of the fair market value price of the common stock for the Company as of the date the Company receives the funds, in whole or in part at any time within 7 years from issuance.

3.3 RETAINER. The Company will, simultaneously with delivery of this executed Agreement to Hunter Wise, make a $25,000 non-refundable advance payment to Hunter Wise. Upon a successful Closing, if any, such $25,000 will be deducted from the success fee payable to Hunter Wise.

3.4 EXPENSES. In addition to any success fee payable to Hunter Wise herein, the Company will reimburse Hunter Wise monthly for Hunter Wise's reasonable direct out-of-pocket expenses incurred in connection with their services; however all expenses in excess of $1000 shall be pre-approved.

3.5 FEE REDUCTIONS. Not withstanding any other provisions to the contrary within this, section #3, if any of the companies listed in Exhibit "A" attached hereto and made a part of the Agreement enter into a dual signed Letter of Intent with the Company within 90 days of executing this Agreement the Success Fee will be reduced by 50%; if within 120 days, 25%. After 120 days, there will be no reduction.


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4.0     OTHER

4.1 OFFERING MATERIALS. Hunter Wise will use no offeiing materials other than such materials approved by the Company. The Company agrees to use its best efforts to approve and/or prepare, as necessary, any offering materials within 15 days from the date the Company advises Hunter Wise that it intends to execute a financial transaction, in accordance with section 1.2 hereof.

4.2 CLOSING. Hunter Wise will assist with the closing of any transaction or financing (the "Closing") which will occur through an escrow established with City National Bank or other escrow agent designated by Hunter Wise and reasonably acceptable to the Company.

4.3 CONFIDENTIALITY. This Agreement is for the confidential use of the Company and Hunter Wise only and may not be disclosed by the Company to any person other than its attorneys, accountants and financial advisors, and,only on a confidential basis in connection with the proposed transaction or financing, except where disclosure is required by law or is mutually consented to in writing by Hunter Wise and the Company.

4.4 DISCLOSURE. During the Engagement Period and for sixty days thereafter, the Company agrees not to issue any press releases or communications to the public relating to the transactions or financings without Hunter Wise's prior approval or unless otherwise required by law, which will not be unreasonably withheld or delayed, and the Company agrees that such press release will state that the transaction or financing was arranged by Hunter Wise, unless we mutually agree otherwise or unless otherwise required by law. The Company further agrees that Hunter Wise may, at its own expense, publicize its services to the Company hereunder including, without limitation, issuing press releases, placing advertisements and referring to the transaction or financing on Hunter Wise's website.

4.5 PERFORMANCE. Notwithstanding any other provision of this Agreement, nothing set forth herein shall be construed as a firm commitment to execute any transaction or place the full amount of any offering or any minimum portion thereof. Hunter Wise cannot guarantee the successful conclusion of any transaction, for which the Company has the right to reject, for any reason, in its sole and absolute discretion.

4.6 INDEMNIFICATION. The Company shall indemnify and hold harmless Hunter Wise from and against all claims, damages, losses, and liabilities (including, without limitation, reasonable attorneys' fees and expenses) arising out of or based upon (i) any misstatement or omission or alleged misstatement or omission, in any Company documentation or any other materials or information supplied or approved by the Company which are disseminated by Hunter Wise to third parties, including financing sources, or (ii) any agreement between the Company and any financing source; except that the Company shall not be liable for any claim damage, loss or liability which is finally determined to have resulted from Hunter Wise's fraud, gross negligence or willful misconduct In any action where indemnity applies, Hunter Wise shall be entitled to its own separate counsel at the Company's expense. Neither termination nor completion of this Agreement shall affect these

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indemnification provisions, which shall survive any such termination or completion and remain operative and in full force and effect.

4.7 GOVERNING LAW/ARBITRATION. The terms of this Agreement will be governed by and interpreted in accordance with the internal laws of the State of California, without regard to the principles of conflict of laws. Any controversy, dispute or claim between the parties relating to this Agreement shall be resolved by binding arbitration in Orange County, California in accordance with the rules of the American Arbitration Association. The parties agree that in the event that any controversy, dispute or claim between the parties relating to this Agreement is resolved by binding arbitration, the prevailing party, if any, as determined by the arbitrators' award, shall be entitled to reimbursement of all expenses incurred in the arbitration including reasonable attorneys' fees; provided that in no, event shall the arbitrator have the authority to award punitive damages. Judgment on the award may be entered in any court having jurisdiction over the award.

4.8 MISCELLANEOUS. The Company undertakes and represents to Hunter Wise that the number of shares necessary to fulfill any offerings will be available at Closing, that the number of shares of common stock underlying the shares will be available upon each conversion of the shares; that the shares of common stock underlying the warrants will be available upon exercise of the warrants; and that the Company will comply in all respects with the terms of each purchase agreement and registration rights agreement entered into with the purchasers of the shares.

If the foregoing is acceptable, please sign and return to Hunter Wise a copy of this Agreement, which shall represent the entire agreement between us with respect to the matters addressed herein. We look forward to working with and remain,

Yours very truly,

Hunter Wise Financial Group, LLC

----------------------------------
Fred G. Jager
President


ACCEPTED AND AGREED TO THIS __ DAY OF ___________, 2000.

Amarillo Biosciences, Inc.

By:
    -----------------------------

Its:
     ----------------------------



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                       ADDENDUM "A"TO ENGAGEMENT AGREEMENT
                            DATED SEPTEMBER 26, 2000
                                 BY AND BETWEEN
                        HUNTER WISE FINANCIAL GROUP, LLC
                                       AND
                           AMARILLO BIOSCIENCES, INC.


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